EXHIBIT 10.2

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.

STANDEX INTERNATIONAL CORPORATION

STOCK GRANT

1.

Grant of Stock.  Standex International Corporation, a Delaware corporation (the “Company”), which for purposes hereof shall also include any subsidiary of the Company, hereby grants, as of this Twentieth day of January, 2014, to David A. Dunbar (the “Participant”) a Stock Grant Award (“Grant”), to receive an aggregate of (____) shares of Common Stock, $1.50 par value (“Common Stock”), of the Company pursuant to and subject to the terms and conditions of this Grant and the Standex International Corporation 2008 Long Term Incentive Plan (the “Plan”).

2.

Exercise of Grant.  The shares covered by this Grant shall vest according to the following Schedule:

Date	Vesting Percentage of Aggregate Common Stock Subject to Grant
October 1, 2014 October 1, 2015	50% 50%

The shares covered by this Grant shall vest only if the Company achieves EBITDA of at least $20 million, exclusive of restructuring and CEO succession-related expenses, as reflected in the financial statements of the Company for the period from January 1, 2014 through June 30, 2014.  If the Company does not achieve at least that level of performance over that period, the shares shall be forfeited as of June 30, 2014.

3.

Delivery of Shares.  The Company shall, within thirty (30) days of October 1, 2014 and October 1, 2015, make prompt delivery of a certificate or book entry statement evidencing such whole shares of Common Stock subject to this Grant as have vested as of such date, plus a check for cash representing all accrued dividends on said stock through such date to the Participant, provided that if any law or regulation requires the Company to take any action with respect to such certificate before the issuance thereof, then the date of delivery of such certificate shall be extended for the period necessary to complete such action.  No shares shall be issued and delivered upon exercise of this Grant unless and until, in the opinion of counsel for the Company, any applicable registration requirements of the Securities Act of 1933, any applicable listing requirements of any national securities exchange on which stock of the same class is then listed, and any other requirements of law or of any regulatory bodies having jurisdiction over such issuance and delivery, shall have been complied with.

4.

Termination of Employment or Service.  (a) Upon termination of the Participant’s employment prior to the vesting date set forth in Paragraph 2 above due to death, disability, as defined in the Long Term Disability Plan of the Company, or involuntary termination of employment without cause, or termination following a material breach by the Company of the terms of the employment agreement between the Company and the Participant, dated as of January 20, 2014, as described in Section 6(c) therein, the shares of Common Stock covered by this Grant shall vest on the date of termination, and accrued dividends on said stock through the date of termination shall be paid;

(b)  Unless otherwise determined by the Committee (except that no discretion shall exist in the event of Termination for Cause), or as set forth in any agreement between the Company and the Participant,  upon the termination or resignation of a Participant’s employment prior to the vesting date set forth in Paragraph 2 above for any reason other than those described in subparagraph (a) above, the shares of Common Stock granted to such Participant which have not yet vested on the date of termination or resignation, shall be forfeited and any rights the Participant may otherwise have to such shares of Common Stock shall become null and void; and

(c)  In the event that the Participant voluntarily resigns his employment prior to January 21, 2015, he shall be required to return to the Company, for no consideration, any shares which vested prior to the date of his resignation, or pay to the Company the gross amount received upon the sale of any such shares, if Participant has sold them.

5.

Non-Transferability.  Except to the extent permitted by the Code, the rules promulgated under Section 16(b) of the Exchange Act or any successor statutes or rules:

(i)

The Participant shall not sell, transfer, assign, pledge, or otherwise encumber shares subject to this Grant until full vesting of such shares has occurred.  For purposes of this section, the separation of beneficial ownership and legal title through the use of any “swap” transaction is deemed to be a prohibited encumbrance.

(ii)

Except in the event of the Participant’s death or pursuant to a domestic relations order, this Grant is not transferable and may be earned in the Participant’s lifetime only by the Participant.  Upon the death of the Participant, this Grant is transferable by Will or the laws of descent and distribution.  The designation of a beneficiary shall not constitute a transfer.

(iii)

If the Participant is subject to the provisions of Section 16 of the Exchange Act, shares of Common Stock subject to this Grant may not be sold or otherwise disposed of within six (6) months following the date of this Grant.

6.

Accrual of Dividends.  Whenever shares of Common Stock underlying the Grant are distributed to the Participant or beneficiary thereof under the Plan, the Participant or beneficiary shall also be entitled to receive, with respect to each such share distributed, a payment equal to any cash dividends and the number of shares of Common Stock equal to any stock dividends, declared and paid with respect to a share of the Common Stock between the grant date and the date of distribution.  There shall also be distributed an appropriate amount of net earnings, if any, with respect to any dividends paid out on the shares related to the Grant.

7.

Voting of Stock.  The Participant shall be entitled to vote such shares of Common Stock not yet vested, earned or distributed which this Grant covers in accordance with the rules and procedures which may be adopted by the Committee for this purpose.

8.

No Special Employment Rights.  Nothing contained in this Grant shall confer upon the Participant any rights with respect to the continuation of the Participant’s employment by the Company or interfere in any way with the rights of the Company, subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the Participant from the rate in existence at the time of this Grant.  Whether an authorized leave of absence, or absence in military or government service, shall constitute Termination of employment shall be determined by the Board of Directors of the Company at the time.

9.

Investment Representations.  The Company may require the Participant, as a condition of exercising this Grant to give written assurance in form and substance satisfactory to the Company to the effect that the Participant is acquiring the Common Stock subject to this Grant for his or her own account, for investment and not with any present intention of selling or otherwise distributing the same.

10.

Termination on Dissolution or Liquidation.  Upon the dissolution or liquidation of the Company, this Grant shall immediately terminate.

11.

Withholding.  The Company’s obligation to deliver shares upon the exercise of this Grant shall be subject to the Participant’s satisfaction of all applicable federal, state and local income and employment tax withholding requirements.

12.

Notice.  Any notice required to be given under the terms of this Grant shall be properly addressed if addressed to the parties hereto at their respective addresses indicated beneath their signatures below, or at such other address as either of said parties may hereafter designate in writing to the other.

13.

Other Participant Benefits.  The amount of any compensation received by the Participant as a result of the exercise of this Grant will not constitute “earnings” with respect to which any other Participant benefits of the Participant are determined, including without limitation, benefits under any pension, ESOP or life insurance plan.

14.

Capitalized Terms; Controlling Document.  All capitalized terms not otherwise defined in this Grant shall have the meanings ascribed to them in the Plan.  In the event that provisions in this Grant conflict with or are contrary to provisions or terms contained in the Plan, the Plan provisions shall be controlling.  In all instances the terms and provisions of the Plan document shall be controlling.  The terms of this Stock Grant shall be determined conclusively by the Compensation Committee of the Board of Directors of the Company, which shall have full discretionary authority to interpret the terms of this Stock Grant.

15.

Effective Date.  The effective date of this Grant is the date indicated in Section 1 hereof, being the date of the execution hereof by the Company.

STANDEX INTERNATIONAL CORPORATION

11 Keewaydin Dr, Salem, New Hampshire 03079

By:

Roger L. Fix, President and Chief Executive Officer

This Grant is hereby acknowledged and the terms and

provisions thereof agreed to by the undersigned:

David A. Dunbar

Address

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